Exhibit 99.1

303 International Circle Suite 200 Hunt Valley, MD 21030	P: 410.427.1700 F: 410.427.8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS

Completed $678 Million of New Investments in Q2

Agrees to Acquire $735 Million of New Investments

HUNT VALLEY, MARYLAND – August 6, 2019 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the quarter ended June 30, 2019. The Company reported net income of $75.7 million or $0.34 per common share. The Company also reported Funds From Operations (“FFO”) for the quarter of $157.2 million or $0.71 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $169.2 million or $0.77 per common share, and Funds Available For Distribution (“FAD”) of $150.6 million.

Adjusted FFO excludes a few one-time non-cash revenue and expense items from FFO. FFO, AFFO and FAD are non-GAAP financial measures. For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and the Company’s website at www.omegahealthcare.com.

GAAP NET INCOME

For the quarter ended June 30, 2019, the Company reported net income of $75.7 million, or $0.34 per common share, on operating revenues of $225.3 million. This compares to net income of $82.0 million, or $0.39 per common share, on operating revenues of $219.9 million, for the same period in 2018.

For the six-month period ended June 30, 2019, the Company reported net income of $147.9 million, or $0.68 per common share, on operating revenues of $449.0 million. This compares to net income of $169.9 million, or $0.82 per common share, on operating revenues of $440.1 million, for the same period in 2018.

The year-to-date decrease in net income compared to the prior year was primarily due to (i) a $14.9 million reduction in gains on the sale of assets, (ii) an increase of $9.6 million of impairments on direct financing leases and real estate properties and (iii) $4.2 million of costs related to the acquisition of MedEquities Realty Trust, Inc. (“MedEquities”). The decrease in net income was partially offset by incremental revenue from new investments made since the second quarter of 2018.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are excited about our recent capital allocation activity. We seamlessly closed and integrated the MedEquities acquisition in May and on July 26th we signed a $735 million purchase agreement to acquire 60 facilities as described in more detail below. In addition, we continue to source smaller, attractively priced acquisitions and new development projects with our existing tenants, while opportunistically divesting of certain non-core holdings.”

Mr. Pickett continued, “During the quarter, the Texas State Legislature failed to pass any form of skilled nursing Medicaid rate relief, meaning that operators in the State will have to deal with the same Medicaid reimbursement rates which are one of the lowest in the country. As a result, we do not envision Daybreak reverting to their contractual rent for the foreseeable future and are actively working with Daybreak’s management team and third party consultants to maximize future Daybreak cash flows.”

Mr. Pickett concluded, “We remain excited about the new Medicare reimbursement model, the Patient Driven Payment Model or PDPM, which begins on October 1st. We believe this new revenue-neutral payment model more accurately aligns quality of care and patient outcomes with operator reimbursement and our operators are well prepared for the change. We believe the combination of PDPM and the recently confirmed 2.4% increase in Medicare reimbursement will augment the improving census, driven by the multi-decade demographic tailwind.”

2019 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS

In Q3 2019, the Company

•	signed a Purchase and Sale Agreement to acquire $735 million of skilled nursing and assisted living facilities.
•	completed a $25 million acquisition in July.
•	declared a $0.66 per share quarterly common stock dividend.

In Q2 2019, the Company

•	completed the $623 million acquisition by merger of MedEquities.
•	invested $55 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q1 2019, the Company

•	entered into a definitive merger agreement to acquire MedEquities.
•	finalized the Orianna portfolio restructuring.
•	invested $42 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

SECOND QUARTER 2019 RESULTS

Operating Revenues and Expenses – Operating revenues for the quarter ended June 30, 2019 totaled $225.3 million, which included $17.0 million of non-cash revenue, $3.0 million of real estate tax and ground rents, and a write-off of $6.7 million in uncollectible accounts primarily related to straight-line revenue.

Operating expenses for the quarter ended June 30, 2019 totaled $98.5 million, consisting of $73.6 million of depreciation and amortization expense, $9.5 million of general and administrative (“G&A”) expense, $5.7 million of impairment on real estate properties, $4.3 million of real estate tax and ground lease expense, $4.0 million of stock-based compensation expense and $1.2 million of acquisition (merger) related costs. For more information on impairment charges, see the “2019 Second Quarter and Recent Portfolio Activity – Asset Impairments and Dispositions” section below.

Other Income and Expense – Other income and expense for the quarter ended June 30, 2019 was a net expense of $51.0 million, primarily consisting of $48.4 million of interest expense and $2.2 million of amortized deferred financing costs.

Funds From Operations – For the quarter ended June 30, 2019, FFO was $157.2 million, or $0.71 per common share, on 220 million weighted-average common shares outstanding, compared to $154.5 million, or $0.74 per common share on 208 million weighted-average common shares outstanding, for the same period in 2018.

The $157.2 million of FFO for the quarter ended June 30, 2019 includes a $6.7 million write-off of non-cash revenue (primarily straight-line revenue), $4.0 million of non-cash stock-based compensation expense and $1.2 million of acquisition costs.

The $154.5 million of FFO for the quarter ended June 30, 2018 includes the impact of $4.1 million of non-cash stock-based compensation expense and $0.6 million in provisions for uncollectible accounts.

Adjusted FFO was $169.2 million, or $0.77 per common share, for the quarter ended June 30, 2019, compared to $159.1 million, or $0.76 per common share, for the same quarter in 2018. For further information see the “Funds From Operations” schedule below and the Company’s website.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended June 30, 2019, the Company sold 1.3 million shares of its common stock, generating $48.8 million of gross proceeds. The following table outlines shares of the Company’s common stock issued under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

	Equity Shelf (At-the-Market) Program for 2019
	(in thousands, except price per share)
	Q1	Q2	Year To Date
Number of shares	2,221	733	2,954
Average price per share	$35.26	$36.81	$35.65
Gross proceeds	$78,325	$26,993	$105,318

	Dividend Reinvestment and Common Stock Purchase Plan for 2019
	(in thousands, except price per share)
	Q1	Q2	Year To Date
Number of shares	892	589	1,481
Average price per share	$36.19	$37.02	$36.52
Gross proceeds	$32,286	$21,817	$54,103

2019 SECOND QUARTER AND RECENT PORTFOLIO ACTIVITY

Q2 Portfolio Activity:

$678 Million of New Investments in Q2 2019 – In Q2 2019, the Company completed approximately $623 million of new investments and $55 million in capital renovations and new construction consisting of the following:

$623 Million Acquisition – On May 17, 2019, the Company completed its acquisition by merger of MedEquities and acquired $622.6 million of investments. The Company repaid $285.1 million of MedEquities secured borrowings at closing with borrowings under its unsecured credit facility. The investments include 35 properties located in eight states and operated by 12 third-party operators.

Under the terms of the merger agreement, each outstanding share of MedEquities common stock automatically was converted into 0.235 of a share of Omega common stock plus $2.00 in cash, which represents a value of $10.85 per MedEquities share based on the $37.67 closing price for Omega common stock on May 16, 2019. The Company issued approximately 7.5 million shares of its common stock in this transaction.

$55 Million of New Investments – In the second quarter of 2019, the Company invested $55.5 million under its capital renovation and construction-in-progress programs.

Post Q2 Portfolio Activity:

$735 Million Purchase and Sale Agreement – On July 26, 2019, the Company entered into an agreement to purchase 60 facilities for $735 million consisting of approximately $345 million of cash and the assumption of approximately $390 million (as of August 1, 2019) in mortgage loans guaranteed by the U.S. Department of Housing and Urban Development (“HUD”). These loans have a blended “all-in” rate (including Mortgage Insurance Premiums) of 3.66% per annum with maturities between September 2046 and December 2051.

The 60 facilities consist of 58 skilled nursing facilities (“SNFs”) and two assisted living facilities (“ALFs”) representing 6,590 operating beds, located in eight states and are leased to two operators in three triple net leases generating approximately $64 million in 2020 annual contractual cash rent.

Completion of the transaction is subject to consent by HUD as well as the satisfaction of customary closing conditions. No assurance can be given as to when or if (i) HUD’s consent will be obtained, (ii) the closing conditions will be satisfied, and (iii) the acquisition will be completed.

$25 Million of New Investments – On July 1, 2019, the Company acquired three SNFs for approximately $24.9 million from an unrelated third party. The Virginia and North Carolina facilities with approximately 320 beds were added to an existing operator’s master lease with an initial cash yield of 9.5% and 2% annual escalators.

Asset Impairments and Dispositions:

During the second quarter of 2019, four properties were sold for $8.7 million in cash, recognizing a loss of approximately $0.3 million. The Company also received $11.4 million for final payment on a mortgage loan. The Company recorded impairment charges of $5.7 million primarily related to reducing the net book values on two properties to their estimated fair values or expected selling prices.

Also during the second quarter, the Company reached an agreement with Diversicare Healthcare Services, Inc. (NASDAQ: DVCR) to amend its master lease to terminate operations of ten nursing facilities located in Kentucky. Omega will concurrently sell the facilities to an unrelated third party for approximately $84.5 million. The transaction is subject to closing conditions, including but not limited to, state licensure and regulatory approval. The transaction is expected to become effective in the third quarter of 2019; however, no assurance can be given as to when or if the closing conditions are satisfied and the sale completed.

As of June 30, 2019, the Company had four properties classified as assets held for sale totaling approximately $4.6 million. The Company expects to sell these properties over the next few quarters.

DIVIDENDS

On July 15, 2019, the Board of Directors declared a common stock dividend of $0.66 per share, to be paid August 15, 2019 to common stockholders of record as of the close of business on July 31, 2019.

2019 GUIDANCE TIGHTENED

The Company tightened its 2019 annual guidance range to be between $1.44 and $1.48 of Net Income per diluted share and between $3.03 and $3.07 of Adjusted FFO per diluted share. The Company also adjusted its 2019 Q4 guidance range to be between $0.39 and $0.42 of Net Income per diluted share and between $0.76 and $0.79 of Adjusted FFO per diluted share.

Bob Stephenson, Omega’s CFO commented, “We have tightened our 2019 year-end guidance and adjusted our fourth quarter guidance primarily as a result of the pending sale of ten Diversicare assets, continuing Daybreak on a cash basis at approximately $3 to $5 million per quarter and to a lesser extent, shares issued under our equity programs.” Mr. Stephenson continued, “As I stated in February and again in May, we may continue to issue equity under our ATM to further de-lever, which may significantly impact our guidance.”

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO to projected GAAP earnings.

	2019 Q4
	Guidance	2019 Annual
	Range	Guidance Range
	(per diluted common	(per diluted common
	share)	share)
Net Income	$0.39 - $0.42	$1.44 - $1.48
Depreciation	0.35	1.36
Depreciation – unconsolidated joint venture	—	0.03
Provision for real estate impairment	—	0.03
Unrealized gain on warrants	—	—
Gain on assets sold – net	—	—
FFO	$0.74 - $0.77	$2.86 - $2.90
Adjustments:
One-time revenue items	—	(0.00)
One-time termination payment	—	0.00
Acquisition deal costs	—	0.02
Restructuring expenses	—	0.01
Provision or write-off of uncollectible accounts	—	0.04
Impairment on direct financing leases	—	0.03
Stock-based compensation expense	0.02	0.07
Adjusted FFO	$0.76 - $0.79	$3.03 - $3.07

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2019 assumes over $75 million of planned capital renovation projects with 2019 estimated in-service dates or spending that generates cash in 2019 and the sale of the ten Diversicare assets. It excludes additional acquisitions and asset sales, the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, August 7, 2019 at 11 a.m. Eastern to review the Company’s 2019 second quarter results and current developments. Analysts and investors within the United States interested in participating are invited to call (877) 511-2891. The Canadian toll-free dial-in number is (855) 669-9657. All other international participants can use the dial-in number (412) 902-4140. Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2019 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page. Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii)the impact of healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (iii) the ability of operators and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective rent and debt obligations; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT and the impact of changes in tax laws and regulations affecting REITs; (ix) Omega’s ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; and (xiv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2019	2018
	(Unaudited)

ASSETS
Real estate properties
Real estate investments	$8,373,540	$7,746,410
Less accumulated depreciation	(1,689,438)	(1,562,619)
Real estate investments – net	6,684,102	6,183,791
Investments in direct financing leases – net	11,709	132,262
Mortgage notes receivable – net	774,327	710,858
	7,470,138	7,026,911
Other investments – net	367,233	504,626
Investments in unconsolidated joint ventures	102,838	31,045
Assets held for sale – net	4,606	989
Total investments	7,944,815	7,563,571

Cash and cash equivalents	32,766	10,300
Restricted cash	1,372	1,371
Contractual receivables – net	25,903	33,826
Other receivables and lease inducements	342,030	313,551
Goodwill	643,875	643,950
Other assets	107,659	24,308
Total assets	$9,098,420	$8,590,877

LIABILITIES AND EQUITY
Revolving line of credit	$500,000	$313,000
Term loans – net	898,604	898,726
Secured borrowing	2,275	—
Senior notes and other unsecured borrowings – net	3,331,905	3,328,896
Accrued expenses and other liabilities	300,303	272,172
Deferred income taxes	12,827	13,599
Total liabilities	5,045,914	4,826,393

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 216,089 shares as of June 30, 2019 and 202,346 as of December 31, 2018	21,608	20,235
Common stock – additional paid-in capital	5,580,042	5,074,544
Cumulative net earnings	2,265,156	2,130,511
Cumulative dividends paid	(4,013,116)	(3,739,197)
Accumulated other comprehensive loss	(50,719)	(41,652)
Total stockholders’ equity	3,802,971	3,444,441
Noncontrolling interest	249,535	320,043
Total equity	4,052,506	3,764,484
Total liabilities and equity	$9,098,420	$8,590,877

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Rental income	$191,812	$192,850	$380,016	$386,799
Real estate tax and ground lease income	3,005	—	6,978	—
Income from direct financing leases	259	497	519	1,110
Mortgage interest income	18,832	16,834	36,966	33,413
Other investment income	11,133	9,097	23,047	17,624
Miscellaneous income	238	603	1,441	1,134
Total operating revenues	225,279	219,881	448,967	440,080

Expenses
Depreciation and amortization	73,637	69,609	144,489	139,970
General and administrative	9,548	11,148	21,374	23,567
Real estate tax and ground lease expense	4,317	—	8,436	—
Stock-based compensation	4,040	4,089	8,110	8,145
Acquisition costs	1,236	—	4,185	—
Impairment (recovery) on real estate properties	5,709	(1,097)	5,709	3,817
Impairment on direct financing leases	—	—	7,700	—
Provision for uncollectible accounts	—	564	—	8,378
Total operating expenses	98,487	84,313	200,003	183,877

Other operating (loss) income
(Loss) gain on assets sold – net	(267)	(2,891)	(264)	14,609
Operating income	126,525	132,677	248,700	270,812

Other income (expense)
Interest income and other – net	(191)	1,125	146	1,710
Interest expense	(48,380)	(48,082)	(96,480)	(96,093)
Interest – amortization of deferred financing costs	(2,238)	(2,242)	(4,476)	(4,485)
Realized loss on foreign exchange	(195)	(66)	(169)	(7)
Total other expense	(51,004)	(49,265)	(100,979)	(98,875)

Income from continuing operations	75,521	83,412	147,721	171,937
Income tax expense	(793)	(838)	(1,468)	(1,381)
Income (loss) from unconsolidated joint ventures	943	(588)	1,600	(637)
Net income	75,671	81,986	147,853	169,919
Net income attributable to noncontrolling interest	(2,530)	(3,450)	(5,010)	(7,163)
Net income available to common stockholders	$73,141	$78,536	$142,843	$162,756

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.35	$0.39	$0.69	$0.82
Diluted:
Net income	$0.34	$0.39	$0.68	$0.82
Dividends declared per common share	$0.66	$0.66	$1.32	$1.32
Weighted-average shares outstanding, basic	211,569	199,497	208,064	199,204
Weighted-average shares outstanding, diluted	220,479	208,460	217,002	208,139

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net income	$75,671	$81,986	$147,853	$169,919
Add back loss (deduct gain) from real estate dispositions	267	2,891	264	(14,609)
Add back loss from real estate dispositions of unconsolidated joint ventures	—	640	—	640
Sub-total	75,938	85,517	148,117	155,950
Elimination of non-cash items included in net income:
Depreciation and amortization	73,637	69,609	144,489	139,970
Depreciation - unconsolidated joint ventures	1,675	1,466	3,047	3,123
Add back (deduct) non-cash provision (recovery) for impairments on real estate properties	5,709	(1,097)	5,709	3,817
Add back non-cash provision for impairments on real estate properties of unconsolidated joint ventures	—	—	—	608
Add back (deduct) unrealized loss (gain) on warrants	270	(1,021)	(14)	(1,602)
Funds from operations (“FFO”)	$157,229	$154,474	$301,348	$301,866

Weighted-average common shares outstanding, basic	211,569	199,497	208,064	199,204
Restricted stock and PRSUs	1,592	197	1,640	167
Omega OP Units	7,318	8,766	7,298	8,768
Weighted-average common shares outstanding, diluted	220,479	208,460	217,002	208,139

Funds from operations available per share	$0.71	$0.74	$1.39	$1.45

Adjustments to calculate adjusted funds from operations:
Funds from operations	$157,229	$154,474	$301,348	$301,866
Deduct one-time revenue	—	—	(972)	—
Add back acquisition costs	1,236	—	4,185	—
Add back one-time buy-out of purchase option	—	—	—	2,000
Add back one-time termination payment	—	—	1,118	—
Add back impairment for direct financing leases	—	—	7,700	—
Add back uncollectible accounts(1)	6,730	564	7,959	8,378
Add back restructuring costs	—	—	1,040	—
Add back non-cash stock-based compensation expense	4,040	4,089	8,110	8,145
Adjusted funds from operations (“AFFO”)	$169,235	$159,127	$330,488	$320,389

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,213	$2,215	$4,426	$4,431
Capitalized interest	(3,801)	(2,608)	(7,254)	(4,904)
Non-cash revenues	(17,036)	(18,432)	(31,809)	(35,812)
Funds available for distribution (“FAD”)	$150,611	$140,302	$295,851	$284,104

(1) 2019 provision or charges for uncollectible rental revenue accounts (straight-line and contractual) are recorded through rental income.

Funds From Operations (“FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of June 30, 2019			As of June 30, 2019
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (1)	Beds (1)
Real Estate Investments	892	$8,373,540	92%	879	87,346
Direct Financing Leases	2	11,709	—%	2	135
Mortgage Notes Receivable	51	774,327	8%	49	5,357
	945	$9,159,576	100%	930	92,838
Assets Held For Sale	4	4,606
Total Investments	949	$9,164,182

		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (1)	Beds (1)	($000’s)
Skilled Nursing Facilities/Transitional Care	813	$7,586,504	83%	803	84,846	$89
Senior Housing (2)	132	1,573,072	17%	127	7,992	$197
	945	$9,159,576	100%	930	92,838	$99
Assets Held For Sale	4	4,606
Total Investments	949	$9,164,182

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes ALFs, memory care and independent living properties.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2019		June 30, 2019
Rental Property	$191,812	85%	$380,016	85%
Real Estate Tax and Ground Lease Income	3,005	2%	6,978	2%
Direct Financing Leases	259	—%	519	—%
Mortgage Notes	18,832	8%	36,966	8%
Other Investment Income and Miscellaneous Income - net	11,371	5%	24,488	5%
	$225,279	100%	$448,967	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2019		June 30, 2019
Skilled Nursing Facilities/Transitional Care	$183,196	81%	$362,578	81%
Senior Housing	27,707	12%	54,923	12%
Real Estate Tax and Ground Lease Income	3,005	2%	6,978	2%
Other	11,371	5%	24,488	5%
	$225,279	100%	$448,967	100%

		2019 Q2	% of Total
		Annualized	Annualized
	# of	Contractual	Contractual
Rent/Interest Concentration by Operator ($000’s)	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	69	$93,253	11.0%
Genesis	60	62,888	7.4%
Communicare	43	59,438	7.0%
Signature	58	51,304	6.0%
Saber	45	45,581	5.4%
HHC	44	35,939	4.2%
Guardian	35	35,074	4.1%
Maplewood	14	31,584	3.7%
Diversicare	34	29,232	3.4%
Airamid	33	28,069	3.3%
Remaining Operators (3)	493	378,158	44.5%
	928	$850,520	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building and one property due to its bankruptcy status which is expected to be transitioned or sold.

	Total # of	Total	% of Total
Geographic Concentration by Investment ($000’s)	Properties (1)	Investment (1)	Investment
Texas	132	$1,074,142	11.7%
Florida	94	858,440	9.4%
Michigan	48	667,946	7.3%
Indiana	69	634,327	6.9%
California	61	615,552	6.7%
Pennsylvania	56	590,797	6.5%
Ohio	55	583,587	6.4%
Virginia	20	311,897	3.4%
Connecticut	7	292,548	3.2%
Tennessee	35	287,374	3.1%
Remaining 31 states (2)	313	2,848,913	31.1%
	890	8,765,523	95.7%
United Kingdom	55	394,053	4.3%
	945	$9,159,576	100.0%

(1) Excludes four properties with total investment of $4.6 million classified as assets held for sale.

(2) Includes Inspīr Carnegie Hill (f/k/a 2nd Avenue) development project.

	As of June 30, 2019
Operating Lease Expirations & Loan Maturities ($000’s) (1)	Year	Lease Rent	Interest	Lease and Interest Rent	% of Total Annualized Contractual Rent/Interest
	2019	$—	$825	$825	0.1%
	2020	5,459	—	5,459	0.6%
	2021	4,862	5,574	10,436	1.2%
	2022	37,012	—	37,012	4.4%
	2023	16,138	—	16,138	1.9%

(1) Based on annualized 2nd quarter 2019 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended:

		Medicare /
Operator Revenue Mix (1)	Medicaid	Insurance	Private / Other
Three-months ended March 31, 2019	53.7%	34.0%	12.3%
Three-months ended December 31, 2018	54.8%	33.3%	11.9%
Three-months ended September 30, 2018	53.9%	33.7%	12.4%
Three-months ended June 30, 2018	52.7%	34.8%	12.5%
Three-months ended March 31, 2018	51.3%	36.4%	12.3%

(1) Excludes all properties considered non-core.

Operator Census and Coverage (1)	Coverage Data
		Before		After
		Management		Management
	Occupancy (2)	Fees		Fees

Twelve-months ended March 31, 2019	82.7%	1.67	x	1.31	x
Twelve-months ended December 31, 2018	82.8%	1.67	x	1.32	x
Twelve-months ended September 30, 2018	82.3%	1.67	x	1.32	x
Twelve-months ended June 30, 2018	82.5%	1.70	x	1.34	x
Twelve-months ended March 31, 2018	82.4%	1.69	x	1.33	x

(1) Excludes all properties considered non-core.

(2) Based on available (operating) beds.

The following table presents a debt maturity schedule as of June 30, 2019:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Secured Debt	Total Debt Maturities
2019	$—	$—	$—	$—	$—
2020	—	—	—	—	—
2021	500,000	—	20,000	2,275	522,275
2022	902,270	—	—	—	902,270
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
Thereafter	—	2,250,000	—	—	2,250,000
	$1,402,270	$3,350,000	$20,000	$2,275	$4,774,545

(1) The $500 million Line of Credit borrowings exclude $3.1 million net deferred financing costs and can be extended into 2022. The $902 million is comprised of a: $425 million term loan, £100 million term loan (equivalent to $127 million), $100 million term loan to Omega’s operating partnership and $250 million term loan (excludes $3.7 million net deferred financing costs related to the term loans).

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.2 million of fair market valuation adjustments.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2019		June 30, 2019
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$—	—%	$—	—%
Construction-in-Progress	40,250	5.9	67,475	9.3
Capital Expenditures	15,297	2.3	29,842	4.1
Investment in Direct Financing Leases	—	—	—	—
Mortgages	—	—	—	—
Other	622,644	91.8	628,443	86.6
Total	$678,191	100.0%	$725,760	100.0%